Registration No.


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               Perini Corporation
     -----------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                  MASSACHUSETTS
  -----------------------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   04-1717070
                 -----------------------------------------------
                      (I.R.S. Employer Identification No.)

              73 MT. WAYTE AVENUE, FRAMINGHAM, MASSACHUSETTS 01701
                                 (508) 628-2000
 ------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                PERINI CORPORATION SPECIAL EQUITY INCENTIVE PLAN
                        --------------------------------
                            (Full title of the plans)

                                   ROBERT BAND
                      PRESIDENT AND CHIEF OPERATING OFFICER
                               PERINI CORPORATION
              73 MT. WAYTE AVENUE, FRAMINGHAM, MASSACHUSETTS 01701
                                 (508) 628-2000
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                            Richard A. Soden, Esquire
                           Goodwin, Procter & Hoar LLP
                   Exchange Place, Boston, Massachusetts 02109
                                 (617) 570-1000

                                                    Calculation of Registration Fee

--------------------------------------------------------------------------------------------------------------------
                                                                            Proposed
 Title of each class of                           Proposed maximum          maximum
    securities to be          Amount to be       offering price per      aggregate offering          Amount of
       registered            registered (1)           share (2)              price (2)           registration fee
-------------------------- -------------------- ---------------------- ---------------------- ----------------------
Common Stock, $1.00 par         3,000,000               $4.20               $12,600,000             $3,326.40
value
-------------------------- -------------------- ---------------------- ---------------------- ----------------------

(1) This Registration Statement covers options to purchase a maximum of 3,000,000 shares of the Company's Common Stock, par value $1.00 per share, (the "Common Stock"), of which 2,200,000 shares have been granted at $4.50 per share, with the balance of 800,000 shares available to be granted in accordance with the terms of the Plan.

(2) The price of 2,200,000 shares is equal to option grant price per share of $4.50 and the price of the remaining 800,000 shares is equal to $3.375 per share which is based upon the average of the high and low prices for the shares of Common Stock as reported on the American Stock Exchange Consolidated Reporting System on June 27, 2000. See Rule 457(h). Estimated solely for the purpose of calculating the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents heretofore filed by Perini Corporation (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated in this Registration Statement by reference:

     (i) The Registrant's Annual Report on Form 10-K for 1999 including the consolidated financial statements and related schedules filed pursuant to Section 13 of the 1934 Act;

     (ii) Registrant's Quarterly Report on Form 10-Q for the period ended March 31, 2000, Report on Form 8-K filed on April 12, 2000 and the Registrant's Proxy Statement, dated April 19, 2000, used in connection with the Annual Meeting of Stockholders held on May 25, 2000;

     (iii)the description of Common Stock of the Registrant contained under the caption "Capital Stock to be Registered" in Registrant's Registration Statement on Form 8-A dated May 10, 1973, as supplemented by the Shareholder Rights Agreement and Certificate of Vote of Directors adopting a Shareholder Rights Plan providing for the issuance of Series A Junior Participating Cumulative Preferred Stock purchase right as a dividend (such Shareholder Rights Agreement and Certificate of Vote of Directors is filed as Exhibit 4.4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995), such Shareholder Rights Agreement was amended and restated on January 17, 1997 and is filed as Exhibit 4.4 to Amendment No. 1 to Registration Statement on Form 8-A/A filed on January 29, 1997 and was further amended as of March 29, 2000 and is filed as Exhibit 4.3 to Form 8-K filed on April 12, 2000.

     All reports or other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such reports or documents.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The Restated Articles of Organization, as amended, of the Registrant provide for the elimination of liability of directors to the Registrant or its stockholders for monetary damages for negligent acts or omissions to the extent permitted by Section 13 of the Business Corporation Law of the Commonwealth of Massachusetts.

     Section 67 of the Business Corporation Law of the Commonwealth of Massachusetts gives corporations the power to indemnify directors, officers, employees and other agents and persons under certain circumstances.

     The By-laws of the Registrant provide for indemnification of officers, directors and certain other corporate representatives for all expenses incurred by them in defense of any proceeding or lawsuit in which they are successful on the merits. In such a situation, the right to receive indemnification is mandatory and does not require an affirmative determination by the Board of Directors.

     The By-laws also authorize indemnification of officers, directors and certain other corporate representatives for expenses and liabilities in cases other than those in which they are successful on the merits, subject to specified conditions. No indemnification shall be provided with respect to any matter as to which an officer, director or corporate representative shall have been adjudicated not to have acted in good faith and in the reasonable belief that his action was in the best interest of the Registrant, or, with respect to a criminal matter, that he had reasonable cause to believe that his conduct was unlawful. No indemnification shall be provided for any director or officer or corporate representative with respect to a proceeding by or in the right of the Registrant in which he is adjudicated to be liable to the Registrant.

     The By-laws provide that if a proceeding is compromised or settled in a manner which imposes a liability or obligation upon a director or officer or corporate representative, no indemnification shall be provided to him with respect to (i) a proceeding by or in the right of the Registrant unless the Board of Directors determines in its discretion that indemnification is appropriate under the circumstances, and (ii) any other type of proceeding if it is determined by the Board of Directors that said director or officer or corporate representative is ineligible to be indemnified under the By-laws of the Registrant.

     The By-laws provide that any indemnification other than mandatory indemnification shall be authorized in each case as determined by the Board of Directors, which may act on the indemnification request notwithstanding that one or more of its members are parties to the proceeding or otherwise have an interest in such indemnification.

     The By-laws also authorize the Registrant to purchase and maintain insurance on behalf of officers and directors against liabilities incurred by them in their capacities as such, whether or not the Registrant would have been able to indemnify them for such liabilities.

     In January 1987, the Registrant established the Perini Corporation Indemnity Trust to assure that independent fiduciaries will administer the indemnification obligations of the Registrant to its directors, officers, employees and agents pursuant to the laws of Massachusetts, its Restated
Articles of Organization, as amended, By-laws, and indemnity contracts or agreements. State Street Bank & Trust Company is the trustee. The Perini
Corporation Indemnity Trust currently has assets of nominal value but these could be increased at any time.

     The By-laws of the Registrant authorized the Registrant to enter into specific agreements with its officers and directors to indemnify them to the full extent permitted by law. In December 1986, the Board of Directors approved and the Registrant entered into indemnification agreements with each of its directors and certain of its officers. These initial indemnification agreements were ratified by stockholders at the 1987 Annual Meeting. The indemnity agreements provide for the specific procedures to be followed by the Company and potential indemnitee when possible indemnification situations arise. They provide for, among other things, procedures for advancing funds, definition of covered expenses, and procedures for ultimately determining whether or not the potential indemnitee should have been reimbursed and, if so, the extent of the reimbursement.

     The Registrant has a three-year insurance policy, effective July 1, 1998 with National Union Fire Insurance Company insuring directors and officers against certain liabilities they may incur, including liabilities under the Securities Act of 1933, as amended. This policy contains standard reimbursement provisions to an aggregate limit of $25 million and a corporate retention of $200,000 for expenses reimbursable to the directors and/or officers of the Registrant. The policy contains various reporting requirements and exclusions.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits

 Exhibit
    No.                               Description
 -------                              -----------

4(a). Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock (incorporated by reference to Exhibit 4(a) to Registrant's Amendment No. 1 to Form S-2 Registrant Statement (No 33-14434)).

4(b). Form of Deposit Agreement, including form of Depositary Receipt (incorporated by reference to Exhibit 4(b) to Registrants Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(c). Form of Indenture with respect to the 8-1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture (incorporated by reference to Exhibit 4(c) to Registrant's Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(d). Shareholder Rights Agreement dated as of September 23, 1988, as amended and restated as of May 17, 1990 and January 17, 1997, and as further amended and restated as of March 29, 2000, between Perini Corporation and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to Exhibit
                4.3 to Form 8-K filed on April 12, 2000).

4(e). Certificate of Vote of Directors Establishing a Series of Preferred Stock determining the relative rights and preferences of the Series B Cumulative Convertible Preferred Stock, dated January 16, 1997 (incorporated by reference to Exhibit 4.8 to Form 8-K filed on February 14, 1997).

4(f)(i). Exchange Agreement by and between Perini Corporation and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of February 7, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 12,
                2000).

4(f)(ii).       Exchange  Agreement  by  and  between  Perini Corporation and PB
                Capital   Partners,   L.P.,  dated   as  of  February  14,  2000
                (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 12, 2000).

4(f)(iii).      Exchange  Agreement  by  and  between Perini Corporation and The
                Common  Fund for Non-Profit Organizations, dated as of  February
                14, 2000 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on April 12, 2000).

4.16 Registration Rights Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on April 12, 2000).

4.17 Shareholders' Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit
                4.2 to Form 8-K filed on April 12, 2000).

5. Opinion of Robert E. Higgins, Esq., regarding legality of the securities being registered- filed herewith.

23(a).          Consent of Robert E. Higgins, Esq., (included in Exhibit 5).

23(b).          Consent  of Arthur  Andersen LLP, Independent Public Accountants
                - filed herewith.

24.             Power of Attorney (contained on Signature Page).

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Perini Corporation, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts, on the 29th day of June, 2000.

                                Perini Corporation

                                By:  s/Robert Band
                                     ------------------------------------------
                                       Robert Band
                                       President and Chief Operating Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Band and Dennis M. Ryan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                 Signature                                     Title                               Date
--------------------------------------------- ----------------------------------------- ----------------------------

s/Ronald N. Tutor                             Chairman of the Company, Chief                   June 29, 2000
RONALD N. TUTOR                               Executive Officer and Director
                                              (Principal Executive Officer)

s/Robert Band                                 President, Chief Operating Officer and           June 29, 2000
ROBERT BAND                                   Director (Principal Financial Officer)

s/Michael E. Ciskey                           Vice President and Controller                    June 29, 2000
MICHAEL E. CISKEY                             (Principal Accounting Officer)

  Signature                          Title                    Date
 ---------------------              --------            --------------

  s/Ronald N. Tutor
  RONALD N. TUTOR                   Director             June 29, 2000

  s/Peter Arkley
  PETER ARKLEY                      Director             June 29, 2000

  s/Robert Band
  ROBERT BAND                       Director             June 29, 2000

  s/Richard J. Boushka
  RICHARD J. BOUSHKA                Director             June 29, 2000

  s/Arthur I. Caplan
  ARTHUR I. CAPLAN                  Director             June 29, 2000

  s/Frederick Doppelt
  FREDERICK DOPPELT                 Director             June 29, 2000

  s/Nancy Hawthorne
  NANCY HAWTHORNE                   Director             June 29, 2000

  s/Robert A. Kennedy
  ROBERT A. KENNEDY                 Director             June 29, 2000

  s/Michael R. Klein
  MICHAEL R. KLEIN                  Director             June 29, 2000

  s/Christopher H. Lee
  CHRISTOPHER H. LEE                Director             June 29, 2000

  s/Raymond R. Oneglia
  RAYMOND R. ONEGLIA                Director             June 29, 2000

                                INDEX TO EXHIBITS

Exhibit
   No.                                Description
--------                              -----------

4(a). Certificate of Vote of Directors Establishing a Series of a Class of Stock determining the relative rights and preferences of the $21.25 Convertible Exchangeable Preferred Stock (incorporated by reference to Exhibit 4(a) to Registrant's Amendment No. 1 to Form S-2 Registrant Statement (No 33-14434)).

4(b). Form of Deposit Agreement, including form of Depositary Receipt (incorporated by reference to Exhibit 4(b) to Registrants Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(c). Form of Indenture with respect to the 8-1/2% Convertible Subordinated Debentures Due June 15, 2012, including form of Debenture (incorporated by reference to Exhibit 4(c) to Registrant's Amendment No. 1 to Form S-2 Registration Statement (No. 33-14434)).

4(d). Shareholder Rights Agreement dated as of September 23, 1988, as amended and restated as of May 17, 1990 and January 17, 1997, and as further amended and restated as of March 29, 2000, between Perini Corporation and State Street Bank and Trust Company, as Rights Agent (incorporated by reference to Exhibit
                4.3 to Form 8-K filed on April 12, 2000).

4(e). Certificate of Vote of Directors Establishing a Series of Preferred Stock determining the relative rights and preferences of the Series B Cumulative Convertible Preferred Stock, dated January 16, 1997 (incorporated by reference to Exhibit 4.8 to Form 8-K filed on February 14, 1997).

4(f)(i). Exchange Agreement by and between Perini Corporation and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of February 7, 2000 (incorporated by reference to Exhibit 10.1 to Form 8-K filed on April 12,
                2000).

4(f)(ii).       Exchange  Agreement  by  and  between  Perini Corporation and PB
                Capital   Partners,   L.P.,  dated   as  of  February  14,  2000
                (incorporated by reference to Exhibit 10.2 to Form 8-K filed on April 12, 2000).

4(f)(iii).      Exchange  Agreement  by  and  between Perini Corporation and The
                Common  Fund for Non-Profit Organizations, dated as of  February
                14, 2000 (incorporated by reference to Exhibit 10.3 to Form 8-K filed on April 12, 2000).

4.16 Registration Rights Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit 4.1 to Form 8-K filed on April 12, 2000).

4.17 Shareholders' Agreement by and among Perini Corporation, Tutor-Saliba Corporation, Ronald N. Tutor, O&G Industries, Inc. and National Union Fire Insurance Company of Pittsburgh, Pa., BLUM Capital Partners, L.P., PB Capital Partners, L.P., The Common Fund for Non-Profit Organizations, and The Union Labor Life Insurance Company, acting on behalf of its Separate Account P, dated as of March 29, 2000 (incorporated by reference to Exhibit
                4.2 to Form 8-K filed on April 12, 2000).

5. Opinion of Robert E. Higgins, Esq., regarding legality of the securities being registered- filed herewith.

23(a).          Consent of Robert E. Higgins, Esq., (included in Exhibit 5).

23(b).          Consent  of Arthur  Andersen LLP, Independent Public Accountants
                - filed herewith.

24.             Power of Attorney (contained on Signature Page).

                                                                       Exhibit 5







                                              June 29, 2000



Perini Corporation
73 Mt. Wayte Avenue
Framingham, MA 01701

Re:  Registration Statement on Form S-8

Dear Sirs:

     I am acting as counsel to Perini Corporation, a Massachusetts corporation (the "Company") and am an attorney duly admitted to practice in the Commonwealth of Massachusetts.

     I refer to the Registration Statement on Form S-8 of the Company with respect to 3,000,000 shares (the "Subject Shares") of Common Stock, $1.00 par value, of the Company to be issued to certain officers and key employees as incentive compensation under the Company's Special Equity Incentive Plan. In connection with the foregoing, I have examined such corporate records and documents and certificates of officers of the Company and have made such other inquiries as I deemed appropriate in order to express the opinion set forth below.

     Based on the foregoing, I am of the opinion that the Subject Shares have been duly authorized and when issued, will be validly issued, fully paid and non-assessable, with no personal liability attaching to the ownership thereof subject to Section 45 of the Massachusetts Business Corporation Law.

     I am the owner of 60 shares of the Company's Common Stock.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules or Regulations of the Securities and Exchange Commission thereunder.



                                           Very truly yours,



                                           s/Robert E. Higgins
                                           Robert E. Higgins
                                           Counsel

                                                                   Exhibit 23(b)




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 11, 2000, included in Perini Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement.



s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP



Boston, Massachusetts
June 29, 2000